Exhibit 10.30 Consulting Agreement dated as of September 9, 2006 by and between Direct Equity International, Inc. and Claire Singleton

CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") memorializes and agreement entered into on the 9th day of September, 2006, by and between Claire A. Singleton, an individual, ("Consultant") and Direct Equity International, Inc. (the "Company").

RECITALS

WHEREAS, the Company is in need of assistance in the business development, affiliate product research, and affiliate development and relations support areas; and

WHEREAS, Consultant has agreed to perform consulting work for the Company in providing business development, affiliate product research, and affiliate development and relations support and consulting services and other related activities as directed by the Company;

NOW, THEREFORE, the parties hereby agree as follows:

1. Consultant's Services. Consultant shall be available and shall provide to the Company professional consulting services in the area of business development, affiliate product research, and affiliate development and relations support ("Consulting services") as requested.

A. BUSINESS DEVELOPMENT. Consultant shall provide advice and guidance in the development of the Company’s business in the United States and in particular in the State of Utah.

B. AFFILIATE PRODUCT RESEARCH. Consultant shall research potential products and assess their quality, value, cost, availability, and marketing potential, both for markets within the United States and Japan, as applicable depending on the potential products researched, as well as the reliability of the potential supplier of those products and the potential for affiliation or other continued relation with the Company with the supplier or producer of those potential products, and Consultant shall advise the Company of the results of that research.

C. AFFILIATE DEVELOPMENT AND RELATIONS. Consultant shall assist the Company in coordinating, supporting, and overseeing the growth of affiliations and other relations with suppliers or producers of potential products and advise the Company of problems and opportunities in the relations and/or affiliations with suppliers or producers of potential products.

2. Consideration.

A. FLAT RATE. In consideration for the Consulting Services to be performed by Consultant under this Agreement, the Company will pay Consultant at the rate of $300,000 for five years for said Consulting Services.

B. PAYMENT. The Company has paid Consultant $300,000 in connection with this Agreement.

3. Independent Contractor. Nothing herein shall be construed to create an employer-employee relationship between the Company and Consultant. Consultant is an independent contractor and not an employee of the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 2 shall be the sole consideration due Consultant for the services rendered hereunder. It is understood that the Company will not withhold any amounts for payment of taxes from the compensation of Consultant hereunder. Consultant will not represent to be or hold herself out as an employee of the Company.

4. Confidentiality. In the course of performing Consulting Services, the parties recognize that Consultant may come in contact with or become familiar with information which the Company or its subsidiaries or affiliates may consider confidential. This information may include, but is not limited to, information pertaining to pending Company transactions, which information may be of value to a competitor. Consultant agrees to keep all such information confidential and not to discuss or divulge it to anyone other than appropriate Company personnel or their designees.

5. Term. This Agreement shall commence effective September 9, 2006, and shall terminate on September 8, 2011, unless earlier terminated by either party hereto.

7. Miscellaneous.

7.1 Entire Agreement and Amendments. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral. No amendment or extension of the Agreement shall be binding unless in writing and signed by both parties.

7.2 Binding Effect, Assignment. This Agreement shall be binding upon and shall inure to the benefit of Consultant and the Company and to the Company's successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by Consultant of any of its rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Company.

7.3 Governing Law, Severability. This Agreement shall be governed by the laws of the State of Utah. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision.

WHEREFORE, the parties have executed this Agreement as of the date first written above.

DIRECT EQUITY INTERNATIONAL, INC.

By: ____/s/ Makoto Omori

_________________________________	Date: November 21, 2006 __________________
MAKOTO OMORI
President and CEO

CLAIRE A. SINGLETON

By: ___/s/ Claire Singleton

__________________________________	Date: November 17, 2006 _________________